THIS AGREEMENT is made the 15th day of January, 2020. BETWEEN:

Joshua Gold Resources Inc. of 2-35 Perry Street, Unit #2, Woodstock, Ontario, N4S 3C4

(the "Purchaser")

DH Exploration Inc.

1645 Gold Mine Rd., Timmins, Ontario P4N 7C2 Incorporation No. 1108963-3

(the "Vendor")

WHEREAS:

A.

The Vendor is the beneficial and registered owner of the mineral interests described and illustrated in Schedule "A" attached hereto (the "Property "), located in the Cochrane and Darcy Townships in northern Ontario;

B.

The Vendor has agreed to sell to the Purchaser and the Purchaser has agreed to purchase the Property in accordance with the terms and conditions hereinafter set forth

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration one hundred thousand common shares (100,000) of Joshua Gold Resources Inc. as well as a two  per cent (2.0%) Net Smelter Royalty (NSR) to be paid and granted

Upon signing; as well the Vendor will grant the Purchaser an Option to purchase  75% of  the  NSR (1.5% NSR) for $1 Million Canadian dollars ($1,000,000) at any  time; and for other good and valuable consideration, the sufficiency whereof the Vendor hereby acknowledges, THE PARTIES HERETO AGREE TO THE PROPERTY PURCHASE AS FOLLOWS:

1.

Representations and Warranties

1.1 The Vendor hereby represents and warrants to the Purchaser as follows:

1.

It is, and at the time of transfer to the Purchaser will  be, the beneficial  owner(s) of a 100% undivided interest in and to the Property free and clear of  all  liens, charges and claims of others, and no taxes or rentals are or will be due in  respect  of any thereof when full payment is executed;

2.

To the best of the Vendor's knowledge, information and belief, the Property, as described in Schedule "A", is owned by the Vendor free and clear of all liens, charges and encumbrances;

3.

There is no adverse claim or challenge to the ownership of or title to the Property nor to the knowledge of the Vendor is there any basis therefore, and there are no outstanding agreements or options to acquire or purchase his interest in  the Property or any portion thereof, and no person, other than the Vendor pursuant to the provisions hereof, has any royalty or other interest whatsoever in production from the Property;

4.

The Vendor(s) is the sole beneficial owner of the Property;

5.

The mineral claims comprising the Property have been properly staked and recorded and are in good standing in the mining division in which they were recorded; and

6.

Neither the Vendor nor, to the best of their knowledge, any predecessor in interest or title of the Vendor to the Property has done anything whereby the Property may be encumbered.

The representations and warranties contained in subsection 1.1 are provided for the exclusive benefit of the Purchaser, and a breach of any one or more thereof may be waived  by  the Purchaser, in whole or in part, at any time without prejudice to its rights in respect of any other breach of the same or any other representation or warranty; and  the  representations  and warranties contained in that subsection shall survive the execution hereof.

1.2

The Purchaser represents and warrants to the Vendor as follows

1.

The Purchaser is a corporation duly incorporated and organized and  validly  ex1stmg under the laws of the State of Nevada, United States of America. Business Corporations Act (Ontario).

2.

The Purchaser has full corporate power, authority and capacity to enter into  this Agreement and to carry out its obligations under this Agreement.

3.

The Purchaser has been duly authorized to enter into, and to carry out  its obligations  under, this Agreement. No obligation of Purchaser in this Agreement  conflicts  with  or will result in the breach of any term of:

(1)

the articles or by-laws of the Purchaser; or

(2)

any other agreement or binding commitment of the Purchaser.

4.

The Purchaser has duly executed and delivered this Agreement,  which  binds  the Purchaser in accordance with its terms.

The representations and warranties contained in subsection 1.2 are provided for the exclusive benefit of the Vendor, and a breach of any one or more thereof may be waived by the Vendor, in whole or in part, at any time without prejudice to its rights in respect of any other breach of the same or any other representation or warranty; and the representations and warranties contained in that subsection shall survive the execution hereof.

2.

Acquisition of The Property

2.1  The Vendor, subject to the terms hereof, hereby agrees to sell  to the Purchaser and to transfer to the Purchaser, a 100% undivided interest in and to the Property free from all liens, mortgages, charges, pledges, encumbrances or other burdens with all rights now  or  thereafter  attached thereto. If the Purchaser should notify the Vendor in writing of any claims or burdens against the Property then, after ascertaining the validity thereof, the Vendor shall, within a reasonable period of time after notification thereof by the Purchaser, attend to the discharge of such claims at his or their own expense, or will indemnify the Purchaser against the same and will  provide  such security as may reasonably be requested by the Purchaser to secure such indemnity .

2.2  The Purchaser agrees to purchase the Property and pay one hundred thousand (100,000) common shares of Joshua Gold Resources Inc. and grant the Vendor a 2 per cent  (2%)  Net Smelter Royalty on the Borden Lake North property subject to an Option of the Purchaser to purchase 1.5% of the NSR (75% of the Royalty) from the Vendor for $1 million Canadian dollars at any time..

3.

Registration and Transfer Of Property

3.1  Concurrently with the execution of full payment upon signing of this Agreement, the Vendor shall deliver to the Purchaser such transfer documents (hereinafter referred to as the "Property Transfer Documents") as the Purchaser or its counsel may reasonably deem necessary to assign, transfer and assure to the Purchaser, good, safe, holding and marketable title to 100% of the Property.

4.

Royalty

4.1  Upon the Commencement of Commercial Production, the Purchaser shall pay to the Vendor a royalty ("Royalty"), being equal to two per cent (2.0%) of Net Smelter Returns on minerals from the Property on the terms and conditions as set out in this paragraph and in Schedule "B" hereto.

4.2

The Vendor grants the Purchaser the Option to purchase a 1.5% NSR (i.e. 75% of the 2%

NSR) from the Vendor at any time for one million ($1,000,000) Canadian dollars.

4.3  No Royalty on Test Materials: Purchaser shall have the right to mine and market amounts of Mineral Substances reasonably necessary for sampling. assaying. metallurgical testing and evaluation of the mineral potential of the Property without incurring any obligation to make production Royalty payments.

5.

Transfers

5.1  The Purchaser may at any time sell, transfer or otherwise dispose of all or any portion of its interest in and to the Property and this Agreement provided that any purchaser, grantee or transferee of any such interest shall have first delivered to the Vendor its agreement related to this Agreement and to the Property, containing a covenant by such transferee to perform  the obligations of the Purchaser to be performed under this Agreement, including the payment of the Royalty, in proportion to the interest in the Property acquired by the transferee.

6.

Notice

6.1  Each notice, demand or other communication required or permitted to be given under this Agreement shall be in writing and shall be delivered or faxed to such  party  at the address  for such party specified above. The date of receipt of such notice, demand or other communication shall be the date of delivery thereof if delivered or, if given by telecopier or confirmed  email;  shall be deemed conclusively to be the next business day. Either party may at any time and from time to time notify the other party in writing of a change of address and the new address to which notice shall be given to it thereafter until further change.

6.2  Either party may at any time and from time to time notify the other party in writing of a change of address and the new address to which notice shall be given to it thereafter until further change .

7.

General

7.1  This Agreement shall supersede and replace any other agreement or arrangement,  whether oral or written, heretofore existing between the parties in respect of the subject matter of this Agreement.

7.2  The parties have not created a partnership and nothing contained in this Agreement shall  in any manner whatsoever constitute any party the partner, agent or  legal  representative of  any other party, nor create any fiduciary relationship between them for any purpose whatsoever. No party shall have any authority to act for, or to assume any obligations or responsibility on  behalf of, any other party except as may be, from time to time, agreed upon in writing  between  the parties or as otherwise expressly provided.

7.3  No consent or waiver expressed or implied by either party in respect of any breach or default by the other in the performance by such other of its obligations hereunder shall be deemed or construed to be a consent to or a waiver of any other breach or default.

7.4  The parties shall promptly execute or cause to be executed all  documents,  deeds, conveyances and other instruments of further assurance which may be reasonably necessary.

7.5  This Agreement may be subject to the approval of the appropriate regulatory authorities and  the parties agree to use such reasonable amendments as may be required by those authorities.

7.6  This Agreement shall be construed in accordance with the laws in force from  time to time in the Province of Ontario .

7.7 Darren Heath and/or DH Exploration Inc. will have the first right of refusal in any mineral exploration work on the Property.

7.8  This Agreement shall ensure to the benefit of and be binding upon the parties and their respective successors and permitted assigns.

7.9  This Agreement may be executed in any number of counterparts, and/or by facsimile or e-mail transmission of Adobe Acrobat files, each of which shall constitute an original and all of which, taken together, shall constitute one and the same instrument. Any Party executing this Agreement by fax or Adobe Acrobat file shall, immediately following a request by  any  other Party, provide an originally executed counterpart of this Agreement provided, however, that any failure to so provide shall not constitute a breach of this Agreement except to the extent that such electronic execution is not otherwise permitted under the Electronic Commerce Act, 2000 (Ontario).

IN WITNESS WHEREOF the Vendor have hereunto set their hand, and an authorized signatory of the Purchaser has hereunto signed this Agreement, as of the day and year first above written.

Signed: Vendor

/s/ Darren Heath

DH Exploration Inc.

Darren Heath ASO (Authorized Signing Officer)

Signed: Purchaser

/s/Dino Micacchi

JSHG Director, CFO

/s/Benedetto Fuschino

Benedetto Fuschino JSHG Director, CEO

Schedule ' A'

"THE PROPERTY"

THIS IS SCHEDUL E "A" to the Mineral Property Acquisition Agreement made as of  the  15th day of January, 2020.

Schedule "A" I
Claim Cell Number	Registered Owner	Township
535933	DH Exploration Inc .	Cochrane , Darcy
535934	DH Exploration Inc.	Darcy
535935	DH Exploration Inc.	Cochrane
535936	DH Exploration Inc .	Cochrane
535937	DH Exploration Inc .	Cochrane
535938	DH Exploration Inc.	Cochrane
535939	DH Exploration Inc.	Cochrane
535940	DH Exploration Inc .	Cochrane
535941	DH Exploration Inc.	Cochrane
535942	DH Exploration Inc .	Cochrane
535943	DH Exploration Inc.	Cochrane

SCHEDULE 11 B 11

THIS IS SCHEDULE "B" to the Mineral Property Acquisition Agreement  made as of  the 15th day of January, 2020.

NET SMELTER RETURNS ROYALTY

1.  For the purposes of this Agreement the following words and phrases shall have the following meanings, namely:

(a)

"Commencement of Commercial Production" means:

             (i)  if a mill is located on the Property, the  last  day  of  a  period  of  40 consecutive days in which, for not less than 30 days,  the  mill  processed  ore  from  the Property at 60% of its rated concentrating capacity; or

            (ii)  if a mill is not located on the Property, the last day of a period of 30 consecutive days during which ore has been shipped from the Property on a reasonably regular basis for the purpose of earning revenues, but any period of time during which ore or concentrate is shipped from the Property for testing purposes, or during which milling operations are undertaken as initial tune - up , shall not be taken into account in determining the date of Commencement of Commercial Production;

(b)

"Net Smelter Returns" shall mean the gross proceeds received by the Purchaser in any year from the sale of Product from the mining operation on the Property, le ss successively:

(i)

the cost of transportation of such Product to a smelter or other place of treatment, and

(ii)

smelter and treatment charges;

(c)

"Ore" shall mean any material containing a mineral or minerals of commercia l economic value mined from the Property; and

(d)

"Product " shall mean Ore mined from the Property and any concentrates or other materials or products derived therefrom, but if any such Ore, concentrates or other  materials or products are further treated as part of the mining operation in respect of the Property, such Ore, concentrates or other materials or products shall not be considered  to be "Product" until after they have been so treated.

2.  For the purposes of calculating the amount of Royalty payable  to the Vendor  hereunder, if, after the Commencement of Commercial Production,  the Purchaser  sells any  Product  to one of its subsidiaries or affiliates, and if the sale price of such Product is not negotiated on an arm's  length basis, the Purchaser shall for the purposes of calculating Net Smelter Returns only and notwithstanding the actual amount of such sale price, add to the proceeds from the sale of such Product an amount which would be sufficient to make such sale price represent a reasonable net sale price for such Product as if negotiated at arm's length and

3.  The Purchaser shall by notice inform the Vendor of the quantum of such reasonable net sale price and, if the Vendor does not object thereto, within 60 days after receipt of such notice, said quantum shall be final and binding for the purposes of this Agreement.

4.  The Purchaser may remove reasonable quantities of Ore and rock from the Property for the purpose of bulk sampling and of testing, and there shall  be no Royalty  payable  to the Vendor with respect thereto unless revenues are derived therefrom.

5.  The Purchaser shall have the right to commingle with ores from the Property, ore produced  from other properties, provided that prior to such commingling, the Purchaser shall adopt and employ reasonable practices and procedures for weighing, determination of moisture content, sampling and assaying, as well as utilize reasonable accurate recovery factors in  order  to determine the amounts of products derived from, or attributable to Ore mined and produced from the Property. The Purchaser shall maintain accurate records of the results of such sampling, weighing and analysis as pertaining to ore mined and produced from the Property.

6.  Instalments of the Royalty payable shall be paid by the Purchaser to the Vendor immediately upon the receipt by the Purchaser of the payment from the smelter, refinery or other place of treatment of the proceeds of sale of the minerals, ore, concentrates or other product from the Property.

7.  Within 120 days after the end of each fiscal year, commencing with the year in which Commencement of Commercial Production occurs, the accounts of the Purchaser relating to operations on the Property and the statement of operations, which shall include the statement of calculation of Royalty for the year last completed, shall be audited by the auditors  of  the Purchaser at its expense. The Vendor shall have 45 days after receipt of such statements  to question the accuracy thereof in writing and, failing such objection, the statements  shall  be deemed to be correct and unimpeachable thereafter.

8.  If such audited financial statements disclose any overpayment of Royalty by the Purchaser during the fiscal year, the amount of the overpayment shall  be deducted  from future instalments of Royalty payable.

9.  If such audited financial statements disclose any underpayment of Royalty by the Purchaser during the year, the amount thereof shall be paid to the Vendor forthwith after determination thereof.

10.  The Purchaser agrees to maintain for each mining operation on the Property, up-to-date and complete records relating to the production and sale of minerals, ore, bullion and other product from the Property, including account s, records, statements and returns relating to treatment and smelting arrangements of such product, and the Vendor or its agents shall have the rig ht at reasonable times and interval s, including for a period of 12 months following the expiration or termination of this Agreement, to inspect such records, statements and returns and make copies thereof at its own expense for the purpose of verifying the amount of Royalty payments  to be  made by the Purchaser to the Vendor pursuant hereto. The Vendor shall have the right to have such account s audited by independent auditors at its own expense once each fiscal year.

11.  The term of the Royalty hereby created shall be perpetual, it being the in tent of the Parties hereto that, to the extent allowed by law, the Royalty constitutes a vested interest in and a covenant running with the land and affecting the Property and all successions thereof whether created privately or through governmental action. In the event a court of competent jurisdiction determines that the term of this Agreement violates the Rule Against Perpetuities, then the term of this Agreement shall automatic ally be revised and reformed to coincide with the maximum term permitted by the Rule Against Perpetuities, and this Agreement shall not be terminated  solely as a result of the violation of the Rule Against Perpetuities.